UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of report (date of earliest event reported):
September 1, 2004

LUCENT TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-11639	22-3408857

(Commission File Number)	(IRS Employer Identification No.)

600 Mountain Avenue, Murray Hill, New Jersey	07974

(Address of principal executive offices)	(Zip Code)

(908) 582-8500

(Registrant’s telephone number)

Item 8.01. Other Events.
SIGNATURES

Item 8.01. Other Events.

During the quarter ended September 30, 2003, we filed a net operating loss carryback claim. The claim relates to the carryback of our fiscal year 2001 federal net operating loss to 1996, a year in which we filed our federal income tax return as part of the AT&T consolidated group. Under our tax sharing agreements with AT&T, any refund received by AT&T from the Internal Revenue Service (“IRS”) as a result of that net operating loss carryback would be payable by AT&T to Lucent. As previously disclosed in our quarterly report on Form 10-Q for the quarter ended June 30, 2004, during June 2004, the IRS preliminarily allowed approximately $139 million of the refund claim and disallowed the balance of the claim. We continued to pursue this matter through the administrative review process and on September 1, 2004, we reached a tentative agreement with the IRS that allows a net operating loss carryback that will result in a tax refund of approximately $816 million, inclusive of the $139 million previously allowed (plus statutory interest to the date of payment). The refund is subject to the completion of the IRS audit of Lucent’s fiscal year 2001 federal income tax return. In addition, the tentative agreement must be reviewed and approved by the Congressional Joint Committee on Taxation (the “Joint Committee”). If approved by the Joint Committee, recording of the claim in our consolidated financial statements will result in an $816 million income tax benefit as a result of the reversal of a valuation allowance due to the realization of the deferred tax asset. The statutory interest will be recorded as interest income. We have not recognized the income tax benefit or the interest income for the refund claim because there is no assurance that the Joint Committee will approve our tentative agreement. It is uncertain when Joint Committee approval, if granted, will occur, and when the audit will be completed. However, we believe that, if approved by Joint Committee, the refund could be received during the 2005 fiscal year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LUCENT TECHNOLOGIES INC.
Dated: September 2, 2004	By:	/s/ Michael C. Keefe
		Name:	Michael C. Keefe
		Title:	Managing Corporate Counsel and Assistant Secretary